Exhibit 12

                Bedford Property Investors, Inc. and Subsidiaries
    Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends
                       and Limited Partner Distributions
                          (in thousands, except ratios)

                                                      Year Ended December 31,
                                                      -----------------------

                                             2001      2000      1999      1998      1997
                                             ----      ----      ----      ----      ----
Net income (1)                              $34,950   $68,307   $38,659   $29,695   $30,752

Fixed charges - interest and amortization
   of loan fees (1)                          22,538    24,765    18,939    11,164     7,918

Fixed charges - interest capitalized          1,303     1,964     2,148     2,177       627
                                            -------  --------   -------  --------  --------

Net income including fixed charges (1)       58,791    95,036    59,746    43,036    39,297

Preferred dividends and limited partner
     distributions                              142       136       128       117     3,608
                                            -------   -------   -------   -------   -------

Net income including fixed charges,
     preferred dividends and limited
     partner distributions (1)              $58,933   $95,172   $59,874   $43,153   $42,905
                                            =======   =======   =======   =======   =======

Ratio of earnings to fixed charges,
     including preferred dividends and
     limited partner distributions (1)         2.46      3.54      2.82      3.21      3.53
                                            =======   =======   =======   =======   =======

Ratio of earnings to fixed charges,
     excluding preferred dividends and
     limited partner distributions (1)         2.47      3.56      2.84      3.23      5.02
                                            =======   =======   =======   =======   =======

(1) Restated, see Note 2 to the accompanying consolidated financial statements.


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